SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
                         -------------------------------

                            Name: Forward Funds, Inc.

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):

                        433 California Street, Suite 904
                         San Francisco, California 94104

             Telephone Number (including area code): (415) 982-2525

                Name and address of agent for service of process:

                                Mr. Ronald Pelosi
                        433 California Street, Suite 904
                         San Francisco, California 94104

                                   Copies to:

                             Jeffrey L. Steele, Esq.
                             Dechert Price & Rhoads
                               1500 K Street, N.W.
                                    Suite 500
                             Washington, D.C. 20005

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES X NO
                        -------------------------------

                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in San Francisco, in the State of California on the 1st day of October, 1997.


                                      FORWARD FUNDS, INC.



                                      By:      /s/ Ronald Pelosi
                                                   President




Attest:  /s/ John Mallen
             Vice President